Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" and to the use of our report dated March 8, 2013  (except for the last paragraph of Note X, as to which the date is                     , 2013), in the Registration Statement (Form S-1) and related Prospectus of Chimerix, Inc. for the registration of shares of its common stock.

Ernst & Young LLP

Raleigh, North Carolina

March 8, 2013

The foregoing report is in the form that will be signed upon completion of the reverse stock split described in the last paragraph of Note X to the financial statements.

/s/Ernst & Young LLP

Raleigh, North Carolina

March 8, 2013